EXHIBIT 99.1

Contacts:	Media	Investor Relations
	Perry Yeatman	Chris Jakubik
	847-646-4538	847-646-5494
	Perry.Yeatman@kraft.com	Chris.Jakubik@kraft.com

KRAFT FOODS EXTENDS LEADERSHIP IN BISCUITS THROUGH
UNITED BISCUITS ACQUISITION IN IBERIA; RECLAIMS RIGHTS
TO NABISCO TRADEMARKS IN MAJOR MARKETS

NORTHFIELD, IL, July 10, 2006 — Kraft Foods Inc. (NYSE: KFT), a global leader in branded foods and beverages, announced today that it will acquire the Spanish and Portuguese operations of United Biscuits (UB). The agreement also returns to Kraft the rights to all Nabisco trademarks, including Oreo and Ritz, in the European Union, Eastern Europe, the Middle East and Africa.

This transaction expands Kraft’s global leadership in biscuits and provides a platform to accelerate growth in this key category through innovation and distribution gains across established and developing markets.

In addition to the Nabisco trademarks, the UB operations in Spain and Portugal include leading local biscuit brands, such as Fontaneda, Filipinos, Artiach, Chiquilín and Triunfo, as well as the leading dry dessert business in Iberia, Royal. The deal also includes UB’s Iberian canned meat, tomato, and fruit juice businesses under the well-known brand names Apis and Fruco as well as all seven UB manufacturing facilities and 1,300 employees in Iberia. Together, these Iberian-based businesses generated net revenues of approximately $400 million in 2005.

Hugh Roberts, President, Kraft International Commercial, said, “We are delighted to be significantly expanding the global scope of our Nabisco biscuit brands by recovering the licenses UB has held since 2000. With our broader portfolio of strong trademarks, we look to achieve even faster growth in this key category.”

Commenting on Kraft’s acquisition of UB’s Spanish and Portuguese operations, Joachim Krawczyk, Group Vice President & President, Kraft EU Region, said, “This deal makes us the Iberian category leader in biscuits and dry desserts. Through this acquisition, we are getting both great brands and great people that we are very happy to have joining the Kraft family.”

The Company’s acquisition of UB Iberia and the Nabisco trademark rights for the identified markets is valued at $1,070 million, subject to certain adjustments at closing. The acquisition is being financed by the assumption of approximately $548 million of debt issued by the acquired business immediately prior to the acquisition, as well as $522 million of value for the redemption of Kraft’s outstanding investment in UB, primarily deep discount securities. This redemption will result in the recognition of a non-cash, pre-tax gain of approximately $243 million. Excluding the impact of the one-time gain, the transaction is expected to be approximately 2 cents accretive to earnings per share during the first twelve months of ownership.

The transaction is expected to close in the third quarter. After closing, Kraft will no longer have any interest in United Biscuits or any of its affiliates.

Kraft Foods (NYSE:KFT) is the world’s second-largest food and beverage company. For more than 100 years, we’ve helped people around the world eat and live better. Millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands including Kraft cheeses and dinners, Jacobs, Gevalia and Maxwell House coffees, Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Côte d’Or chocolates, Honey Bunches of Oats cereals, Good Seasons salad dressings and Tang refreshment beverages. Consumers are also adding new products like

Tassimo, South Beach Diet and our growing range of better-for-you Sensible Solution options to their shopping baskets, continually expanding their list of Kraft favorites.

For more information on Kraft Foods, please visit our website at www.kraft.com.

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Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sale of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc.; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids; and (k) potential short-term volatility in the trading volume and market price of the Company’s stock as a result of a spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company’s results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward-looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward-looking statement.